Exhibit 21.1

CAESARS ACQUISITION COMPANY

LIST OF SUBSIDIARIES

As of October 4, 2013

Name	Jurisdiction of Incorporation
Boardwalk Ltd.*	Israel
Caesars Baltimore Investment Company, LLC*	Delaware
Caesars Growth Baltimore Fee, LLC	Delaware
Caesars Growth Bonds, LLC	Delaware
Caesars Growth Partners, LLC	Delaware
Caesars Growth PH, LLC	Delaware
Caesars Growth PH Fee, LLC	Delaware
Caesars Interactive Entertainment (Canada), Inc.*	Canada
Caesars Interactive Entertainment (Hong Kong) Limited*	Hong Kong
Caesars Interactive Entertainment (UK), Ltd.*	England/Wales
Caesars Interactive Entertainment Israel Ltd.*	Israel
Caesars Interactive Entertainment New Jersey, LLC*	New Jersey
Caesars Interactive Entertainment, Inc.1*	Delaware
CBAC Borrower, LLC*	Delaware
CBAC Gaming, LLC[2]	Delaware
CBAC Holding Company, LLC*	Delaware
CIE Growth, LLC*	Delaware
Click Wall Ltd.3*	Israel
CR Baltimore Holdings, LLC4*	Delaware
Delta One Holdings, LLC*	Nevada
Delta Two Holdings, LLC*	Nevada
Double Deuce Studios, LLC*	Delaware
PHWLV, LLC*	Nevada
Playtika Bel, LLC*	Belarus
Playtika Ukraine, LLC*	Ukraine
Playtika, Ltd.*	Israel
Project Wild Ltd.*	Israel
TSP Owner LLC*	Delaware
Wildcard (Canada), Inc.*	Canada

*	To be a subsidiary of Caesars Acquisition Company upon the consummation of the Transactions
[1]	85.23% CIE Growth, LLC; 14.77% third party shareholders
[2]	88.6 % CR Baltimore Holdings, LLC; 11.4% non-affiliates
[3]	75% Playtika, Ltd.; 25% third party shareholders
[4]	58.51% Caesars Growth Partners, LLC; 41.49% non-affiliate